UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 10, 2013, The Wendy’s Company (the “Company”) announced that Wendy’s International, Inc., its wholly-owned subsidiary (the “Borrower”), has commenced the marketing of an amendment to the Borrower’s existing Amended and Restated Credit Agreement, dated as of May 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement,” and as amended by the proposed amendment, the “Amended Credit Agreement”), among the Borrower, Bank of America, N.A., as administrative agent, L/C issuer and swing line lender, and the other lenders from time to time party thereto, to (i) establish one or more series of Incremental Term Loans (as defined below) in an aggregate principal amount of up to approximately $225 million, consisting of, at the Borrower’s request, one or more series of incremental Term B Loans and/or one or more series of incremental Term A Loans (together, the “Incremental Term Loans”) and (ii) modify certain terms under the Existing Credit Agreement.

The Borrower expects to use the proceeds from the Incremental Term Loans, together with cash on hand, to finance the redemption of the Borrower’s outstanding $225 million aggregate principal amount of 6.20% Senior Notes due 2014 (the “2014 Senior Notes”). The closing of the Amended Credit Agreement is subject to successful marketing and other conditions, and there can be no assurance that the Borrower will be able to enter into the Amended Credit Agreement or complete the redemption of the 2014 Senior Notes.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that section. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: September 10, 2013	By:	/s/ Dana Klein
Dana Klein
Senior Vice President – Corporate and Securities Counsel, and Assistant Secretary